Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is entered into as of this 3rd day of November, 2009, between XL Capital Ltd (the “Company”), X.L. Global Services, Inc. (“XLGS”) and Brian Nocco (the “Executive”).

The Executive, the Company and XLGS agree as follows:

1. The employment relationship between the Executive and the Company will continue until December 31, 2009 (the “Termination Date”), at which time it shall terminate. Effective on the Termination Date or such earlier date requested in writing by the Company, the Executive will resign all officer positions with the Company and its Affiliates (as defined below) as well as his membership on all Boards of Directors and Committees of the Company and its Affiliates.

2. In consideration for the covenants of the Executive and the release of claims by the Executive contained herein and in full payment of all obligations of any nature or kind whatsoever owed or owing to the Executive by the Company and any of its Affiliates, the Company shall pay, or provide benefits to, the Executive as follows:

(a) the Company shall pay the Executive’s base salary, at the rate in effect on the date hereof, and provide Executive with active benefits at current levels, through the Termination Date in accordance with its normal payroll practices;

(b) provided the Executive executes, on December 23, 2009, the general release of claims attached hereto as Exhibit A and does not revoke such release prior to the end of the seven day statutory revocation period, the Company shall make a lump sum cash payment, by wire transfer into an account specified by the Executive, to the Executive in an amount equal to $2,008,333.00 on December 31, 2009;

(c) provided the Executive executes, on December 23, 2009, the general release of claims attached hereto as Exhibit A and does not revoke such release prior to the end of the seven day statutory revocation period, the Company shall pay to the Executive an annual bonus for calendar year 2009 of not less than $1,000,000, and such annual bonus shall be paid, by wire transfer into an account specified by the Executive, to the Executive December 31, 2009.

(d) the Executive shall be reimbursed for business expenses reasonably incurred by him prior to the Termination Date in accordance with the Company’s expense reimbursement program;

(e) stock options and restricted stock granted to the Executive under the Company’s equity-based incentive compensation plans (a complete list of which is attached hereto as Exhibit B) will, to the extent unvested, become vested on the Termination Date, all of the Company stock options held by the Executive will expire five (5) years following the Termination Date, and the Company hereby waives its right to rescind or modify the Executive’s right to exercise the stock options, whether under the last sentence of Section V.A.8. of the Amended and Restated 1991 Performance Incentive Program, or otherwise;

(f) for a period of twenty-four months following the Termination Date, continued medical benefit coverage (including dental and vision benefits if provided under the applicable plans) will be continued for the Executive and his spouse (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided that, if the Executive cannot continue to participate in the Company plans providing such benefits because of underwriting or plan provisions or if such participation would cause the Executive to be taxed on the benefits under Internal Revenue Code Section 105(h), the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted (and any payment made by the Company in respect of any taxes imposed with respect to such benefits shall be paid to the Executive, or to the applicable taxing authority on his behalf, no later than the due date of such taxes; provided, however, with respect to the participation by the Executive in the medical insurance plan thereunder, the following conditions shall be met: (i) the amount eligible for reimbursement or payment under any such plan in one calendar year may not affect the amount eligible for reimbursement or payment under such plan in any other calendar year (except that the plan may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), and (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; provided, further, however, that in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease; and, provided further, that the Company agrees to provide a certificate of creditable coverage to Executive and his spouse (and the Executive’s dependents, if any) for the period during which Executive and his spouse (and the Executive’s dependents, if any) have received health coverage benefits through the Company, said certificate of creditable coverage to be provided within five (5) business days upon written request and, even if no request is made within ten (10) business days of termination of the health coverage extended by the Company pursuant to this Agreement

(g) the Executive’s vested accrued benefits under the Company’s pension and deferred compensation plans (see Exhibit C) shall be paid to the Executive in accordance with the terms of such plans;

(h) the Company shall make a lump sum cash payment to the Executive in an amount equal to $500,000, representing the amount payable to the Executive under the Company’s Long-Term Incentive Plan, and such payment shall be made to the Executive, by wire transfer into an account specified by the Executive, on December 31, 2009;

(i) the Company shall pay the Executive an amount equal to the Executive’s award amount for 2009 under the Company’s 2009 Cash Long-Term Program (the “2009 Program”), as determined under Section 6.C.(i) of the 2009 Program based on the 2009 combined ratio, and such amount, if any, shall be paid to the Executive on or after January 1, 2010 and on or prior to March 15, 2010, with the actual payment date to be determined by the Company within such range;

(j) the Company shall pay the cost of preparation of the Executive’s tax returns for calendar years 2009 and 2010 by AYCO (or such other firm approved in writing by the Company) in accordance with the Company’s tax preparation policy for senior executives residing in Bermuda; provided, however, that no such payment shall be made prior to six months after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company;

(k) the Company hereby waives its rights (relating to noncompetition and nonsolicitation covenants of the Executive) under Section 11 of the employment agreement between the Company, X.L. Global Services, Inc. and the Executive, as amended (the “Employment Agreement”) for the period following termination of the Executive’s employment with the Company.

(l) consistent with its policy and practices for the relocation/return of expatriot employees upon severance from the Company, the Company will pay for and/or reimburse Executive for those reasonable expenses necessary to relocate Executive, Executive’s spouse, and Executive’s personal property from Bermuda to Dublin, Ohio; and,

(m) the Company assumes all responsibility for Executive’s lease of 25 Belmont Hill Drive, Apartment 3-P, Warwick WK06, Bermuda, and will hold Executive harmless for any liability arising from said lease after December 31, 2009.

3. In consideration for the payments, benefits, and waivers set forth in Section 2 above and Section 15, below, the Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Company and/or other positions with its Affiliates, the termination of such employment and/or other positions, or under any of the compensation or benefit plans of the Company or its Affiliates, except as provided by this Agreement.

4. In consideration for the payments, benefits, and waivers set forth in Section 2 above and Section 15, below, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment, hiring or entering into employment or termination from employment with the Company or its Affiliates or relating to the Employment Agreement or any other agreement between the Executive and the Company or an Affiliate, and any Claims the Releasors may have under: the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which governs employee benefits); any other federal, state, local or foreign laws against discrimination; or any other federal, state, local or foreign statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Releasors of any Claims for wrongful discharge, breach of contract, torts or any other Claims in any way related to the Executive’s employment with, hiring by or termination from the Company or its Affiliates. This release also includes a release of any Claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act and the applicable rules and regulations promulgated thereunder (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least twenty-one (21) days to decide whether to waive claims under ADEA and seven (7) days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under this Agreement, and the Executive is not waiving any right of indemnification he may have under the Company’s charter documents and applicable law or the right to coverage under any directors & officers liability insurance maintained by the Company.

5. The Executive understands that by signing this Agreement, the Executive is prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the Claims released hereby. However, nothing in this Agreement precludes the Executive from filing a charge with an administrative agency or from participating in an agency investigation to the extent such rights cannot be waived under applicable law. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. In addition to waiving and releasing the Claims covered by the release of Claims above, the Executive promises not to sue any Releasee in any forum for any reason covered by the release of Claims set forth above. This covenant by the Executive not to sue is different from the release of Claims, which will provide the Company a defense in the event the Executive violates the release of Claims. If the Executive violates this covenant not to sue by suing a Releasee, the Executive may be liable to that party for monetary damages. More specifically, if the Executive sues a Releasee in violation of this covenant not to sue, the Executive will be required to pay that Releasee’s attorneys’ fees and other costs incurred as a result of having to defend against the suit. However, nothing in this Agreement prevents the Executive from challenging the validity of the release set forth in Section 4 above solely as it relates to the ADEA. This Section shall not apply to any rights or claims that the Executive may have for a breach of this Agreement.

6. The Executive understands and agrees that the consideration provided for herein is a compromise and is intended to resolve any matters in controversy between Executive and the Company.

7. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company.

8. The Executive agrees not to make any disparaging statements about the Company, its Affiliates or their current or former officers, directors and/or employees, to anyone, including but not limited to the Company’s customers, competitors, suppliers, employees, former employees or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority. Similarly, the Company will not make disparaging statements about the Executive to the Company’s customers, competitors, suppliers, employees, or former employees, his prospective employers or the press or other media, unless placed under legal compulsion to do so by a court or other governmental authority.

9. The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is in good faith believed to be desirable to the performance by the Executive of his duties in the employ of the Company, any confidential, proprietary, secret, privileged or work product information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, proprietary, privileged or work product information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by the Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application and this Section 9 shall apply in accordance with its terms after employment has terminated for any reason. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Compensation Committee as evidenced by the signature of the Company’s General Counsel. For purposes of this Agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

10. The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in his capacity as an officer, director or employee of the Company or its Affiliates or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate. In addition, he shall be covered by a directors & officers liability policy with coverage for all directors and officers of the Company in an amount equal to at least US$75,000,000. Such directors & officers liability insurance shall be maintained in effect for a period of six years following the Termination Date. The indemnification in this Section is in addition to, and not in lieu of, any indemnification or insurance rights that exist at law or pursuant to the Company’s charter documents or employee benefit plans.

11. On the Termination Date (or such date specified by the Company in a written notice to the Executive), the Executive shall return all property of the Company and its Affiliates in the Executive’s possession, including, but not limited to, the Company’s credit, telephone, identification and similar cards, keys, cellular phones, computer equipment, software and peripherals and originals and copies of books, records, and other information pertaining to the business of the Company or its Affiliates. Should the Company require the return of such property prior to the Termination Date, Executive shall be relieved of his duties as Executive Vice President and Chief Financial Officer as of the required return date.

12. The Executive shall, at the request of the Company, cooperate with the Company in the defense and/or investigation of any third party claim, dispute or any investigation or proceeding, whether actual or threatened, including, without limitation, meeting with attorneys and/or other representatives of the Company at reasonable times and places to provide reasonably requested information regarding same and/or participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company or an Affiliate and a third party or any government body. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with such assistance including, without limitation, reasonable travel expenses.

13. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.

14. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.

15. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Employment Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Without limiting the generality of the foregoing, should any retirement plan or program in which Executive currently is eligible to participate be amended or modified between the date hereof and the Termination Date to confer a benefit to which Executive or other similarly situated participants are not currently eligible to receive, Executive will receive such benefit.

16. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

17. For a period of seven (7) days following the execution of this Agreement, the Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Associate General Counsel, Global Labor & Employment Matters of the Company prior to the end of such seven (7) day revocation period. In the event that the Agreement is revoked by the Executive, the Company shall have no obligations under the Agreement, no amounts will be payable under this Agreement, and this Agreement shall be deemed to be void ab initio and of no further force or effect.

18. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with, and has consulted with, an attorney before executing this Agreement. Additionally, the Executive acknowledges that he has been afforded the opportunity of at least 21 days to consider this Agreement.

19. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place.

20. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Executive dies or is incapacitated while any amounts are still payable or rights are still subject to exercise hereunder, all such amounts and rights, unless otherwise provided herein, shall be paid or exercised in accordance with the terms of this Agreement to or by the Executive’s devisee, legatee, guardian, or other designee or, if there be no such designee, to the Executive’s estate.

21. It is intended that this Agreement will comply with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines issued thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. The Company shall not have any obligation to indemnify or otherwise protect the Executive from any obligation to pay any taxes pursuant to Sections 409A or 457A of the Code. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

22. Each of XL Insurance (Bermuda) Ltd and XL Re Ltd (together, the “Guarantors”) hereby agrees to be jointly and severally liable together with the Company, for the performance of all obligations and duties, and the payment of all amounts, due to the Executive under this Agreement. In case of the failure of the Company to punctually pay any of the amounts necessary to satisfy the obligations, the Guarantor shall cause such amounts to be paid punctually when and as the same shall become due and payable as if such payment were made by the Company. This is a guaranty of payment and not collection.

23. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such arty may subsequently by similar process give notice of:

If to the Company:

XL Capital Ltd

One Bermudiana Road

Hamilton HM11, Bermuda

Att’n: General Counsel

If to the Executive:

To the last address delivered to

the Company by the Executive in

the manner set forth herein.

24. Any dispute between the parties arising from or relating to the terms of this Agreement shall be resolved by binding arbitration held in New York City in accordance with the rules of the American Arbitration Association. Each party shall bear its own costs incurred in connection with any proceeding, including all legal fees and expenses;

25. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

XL CAPITAL LTD

By:	/S/ KIRSTIN R. GOULD
Name: Kirstin R. Gould

XL GLOBAL SERVICES, INC.

By:	/S/ ELIZABETH L. REEVES
Name: Elizabeth L. Reeves

BRIAN NOCCO

/S/ BRIAN W. NOCCO

GUARANTORS:

XL INSURANCE (BERMUDA) LTD

By:	/S/ KIRSTIN R. GOULD
Name: Kirstin R. Gould

XL RE LTD

By:	/S/ KIRSTIN R. GOULD
Name: Kirstin R. Gould

Exhibit A

General Release

This General Release (“Release”) is executed on this 23rd day of December 2009, by Brian Nocco (the “Executive”) pursuant to the Agreement and Release between XL Capital Ltd. (the “Company”), X.L. Global Services, Inc. (“XLGS”) and the Executive, dated November 3, 2009, (the “Agreement”).

1. As a condition to, and in consideration for, the payments, benefits, and waivers set forth in the Agreement, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates (as defined in the Agreement), including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment, hiring or entering into employment or termination from employment with the Company or its Affiliates or relating to the Employment Agreement (as defined in the Agreement) or any other agreement between the Executive and the Company or an Affiliate, and any Claims the Releasors may have under: the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which governs employee benefits); any other federal, state, local or foreign laws against discrimination; or any other federal, state, local or foreign statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Releasors of any Claims for wrongful discharge, breach of contract, torts or any other Claims in any way related to the Executive’s employment with, hiring by or termination from the Company or its Affiliates. This release also includes a release of any Claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act and the applicable rules and regulations promulgated thereunder (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least twenty-one (21) days to decide whether to waive claims under ADEA and seven (7) days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under the Agreement, and the Executive is not waiving any right of indemnification he may have under the Company’s charter documents and applicable law or the right to coverage under any directors & officers liability insurance maintained by the Company.

2. The Executive understands that by signing this Release, the Executive is prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the Claims released hereby. However, nothing in this Agreement precludes the Executive from filing a charge with an administrative agency or from participating in an agency investigation to the extent such rights cannot be waived under applicable law. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. In addition to waiving and releasing the Claims covered by the release of Claims above, the Executive promises not to sue any Releasee in any forum for any reason covered by the release of Claims set forth above. This covenant by the Executive not to sue is different from the release of Claims, which will provide the Company a defense in the event the Executive violates the release of Claims. If the Executive violates this covenant not to sue by suing a Releasee, the Executive may be liable to that party for monetary damages. More specifically, if the Executive sues a Releasee in violation of this covenant not to sue, the Executive will be required to pay that Releasee’s attorneys’ fees and other costs incurred as a result of having to defend against the suit. However, nothing in this Release prevents the Executive from challenging the validity of the release solely as it relates to the ADEA. This Section shall not apply to any rights or claims that the Executive may have for a breach of the Agreement.

3. This Release has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that he has read and fully understands the terms of this Release and has been advised to consult with, and has consulted with, an attorney before executing this Release. Additionally, the Executive acknowledges that he has been afforded the opportunity of at least 21 days to consider this Release.

4. For a period of seven (7) days following the execution of this Release, the Executive may revoke this Release, and this Release shall not become effective or enforceable until the revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Associate General Counsel, Global Labor & Employment Matters of the Company prior to the end of such seven (7) day revocation period. In the event that the Release is revoked by the Executive, the Company shall have no obligations under Section 2(b) or 2(c) of the Agreement, and no amount will be payable to the Executive under Section 2(b) or 2(c) of the Agreement.

5. This Release shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Release on the date first written above.

BRIAN W. NOCCO

Exhibit B

Options

Grant Date	Shares Subject to Option	Option Price	Expiration Date

02/21/2008	60,000	$36.90	12/31/14
08/11/2008	50,000	$19.62	12/31/14
02/27/2009	31,500	$3.31	12/31/14

Restricted Shares

Grant Date	Unvested Shares (Vest on Termination Date)	Vested Shares	Total

10/01/2007	7500	2500	10,000
02/21/2008	11,250	2750	15,000

Exhibit C

Statement of Vested Retirement Benefits

Qualified and Non Qualified Account Details

XL Capital Deferred Compensation Plan*
Vested Balance as of 10/26/2009	$85,552.88
XL America Employee Savings Plan
Vested Balance as of 10/26/2009	$61,964.91

*	Payout Election Details: In the case where a participant’s balance is less than $100,000 at the time of the participant’s separation from service, the vested balance will be paid out in a lump sum as soon as practicable after such separation from service in accordance with the plan and any holding requirements under applicable law.